EXHIBIT 99.1
FirstCash Reports Fourth Quarter and Full-Year Earnings Results;
Adds 137 Locations in 2020 Including Fourth Quarter Acquisitions of 22 U.S. Stores;
Declares Quarterly Cash Dividend and Authorizes Additional Repurchase Program
_________________________________________________________________________________________

Fort Worth, Texas (January 28, 2021) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of approximately 2,750 retail pawn stores in the U.S. and Latin America, today announced operating results for the fourth quarter and full-year ended December 31, 2020, and an update on the impact of COVID-19 on its business. In addition, the Board of Directors declared a $0.27 per share quarterly cash dividend to be paid in February 2021 and authorized an additional $100 million of common share repurchases.

Mr. Rick Wessel, chief executive officer, stated, “Our fourth quarter operating results demonstrated the resiliency of our business model and the continued dedication of our employees to safely serve customers in an unprecedented operating environment. Retail sales during the quarter were stronger than expected, with sales margins at record levels. Coupled with the ongoing recovery of pawn lending activity and continued expense discipline, operating profitability improved significantly compared to the third quarter.

“Despite the challenges of 2020, FirstCash continued to invest in long-term growth with the addition of 137 stores during the year. We opened 75 de novo stores and acquired 40 stores in Latin America this year, and during the fourth quarter, acquired 22 U.S. stores located in Texas and the Carolinas. The Company’s strong balance sheet and cash flows also funded additional repurchases of $107 million of common stock throughout 2020, including $27 million in the fourth quarter.”

This release contains adjusted earnings measures, which exclude debt extinguishment costs and certain other extraordinary and/or non-cash expenses, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2020	2019	2020	2019
Revenue	$392,158	$498,362	$392,158	$498,362
Net income	$32,726	$54,154	$34,532	$53,836
Diluted earnings per share	$0.79	$1.27	$0.84	$1.26
EBITDA (non-GAAP measure)	$60,848	$90,292	$62,105	$89,823
Weighted-average diluted shares	41,331	42,760	41,331	42,760

	Twelve Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2020	2019	2020	2019
Revenue	$1,631,284	$1,864,439	$1,631,284	$1,864,439
Net income	$106,579	$164,618	$125,153	$167,900
Diluted earnings per share	$2.56	$3.81	$3.01	$3.89
EBITDA (non-GAAP measure)	$213,608	$299,495	$236,974	$303,782
Weighted-average diluted shares	41,600	43,208	41,600	43,208

Consolidated Earnings Highlights
•Due primarily to the impacts of COVID-19, diluted earnings per share for the fourth quarter decreased 38% on a GAAP basis and 33% on an adjusted non-GAAP basis compared to the prior-year quarter. For the full year, diluted earnings per share decreased 33% on a GAAP basis and 23% on an adjusted non-GAAP basis compared to the prior year. Comparative results for the quarter and full year were also impacted by the strategic exit from non-core consumer lending operations in 2020.
•Earnings results reflected expected revenue declines of 21% in the fourth quarter and 13% for the full year, which primarily related to the impacts of COVID-19 on pawn lending and reduced inventories. Despite the revenue contraction, the Company saw significant improvement in many key operating metrics during the fourth quarter:
◦Pawn loan demand increased sequentially in the fourth quarter with consolidated pawn loans up 14% compared to the third quarter, driving a similar sequential increase in pawn fees.
◦Retail sales margins were a record 42% in the fourth quarter, and significantly improved compared to 36% margins in the fourth quarter of last year. For the full year, retail margins were also a record at 40%, compared to 37% in 2019.
◦Inventory levels began to stabilize, increasing 13% sequentially in the fourth quarter compared to the third quarter. Inventory growth reflected the rebound in pawn activity coupled with the Company’s ongoing focus on merchandise buys, which increased 10% over the prior-year quarter.
◦Retail sales increased sequentially by 9% compared to the third quarter while gross profit from retail sales increased by 11% driven by increased margins.
◦The Company continued its efforts to optimize expenses which resulted in a 10% reduction in store-level and administrative expenses compared to the prior-year quarter.
•Cash flow from operating activities for 2020 totaled $222 million while adjusted free cash flow, a non-GAAP financial measure, was $293 million for 2020.

Acquisitions and Store Opening Highlights
•The Company acquired 22 U.S. pawn stores during the fourth quarter of 2020, which included 12 stores in Texas, nine stores in North Carolina and one store in South Carolina.
•A total of 11 de novo pawn stores were opened in Latin America during the fourth quarter, which included 10 locations in Mexico and one in Guatemala.
•For the full year of 2020, a total of 137 stores were added, composed of 75 de novo stores and 40 acquired stores in Latin America and 22 acquired stores in the U.S.
•As of December 31, 2020, the Company operated 2,748 stores, with 1,702 stores in Latin America, representing 62% of the total store base, and 1,046 stores in the U.S that are located in 24 states and the District of Columbia. The Latin American locations include 1,616 stores in Mexico, 59 stores in Guatemala, 14 stores in Colombia and 13 stores in El Salvador.

U.S. Pawn Operations
•During the fourth quarter, all 1,046 U.S. stores were operational, excluding a very limited number of temporary closures related to the Company’s COVID-19 safety protocols.
•Pawn loan originations were down 10% for the quarter and 12% in December compared to the prior-year periods, representing a significant rebound since the second quarter when year-over-year originations were down approximately 48%. With improved origination activity, pawn balances grew sequentially, and at December 31, pawn loans were down 18% in total and 19% on a same-store basis compared to the prior year, versus the 40% decrease at the end of June and the 30% decrease at the end of September. Resulting total and same-store pawn fees were down 23% in the fourth quarter compared to the prior year, but improved over the 30% decreases in the third quarter.

•To augment retail inventories, the Company continued to emphasize direct “buys” of merchandise purchased from customers, and saw a 10% increase in the dollar volume of fourth quarter buys on a same-store basis compared to last year. Purchased inventories can be put up for sale faster and typically at better margins than forfeited collateral. Total same-store customer fundings, which are pawn loan originations plus buys, were down just 7% compared to the fourth quarter a year ago.
•Retail sales margins continued to expand, with the fourth quarter margin of 45% representing a sequential increase from the 44% margin in the third quarter and a significant improvement over the 39% margin in the same quarter last year. The incremental strength in retail margins reflect continued retail demand for value-priced pre-owned merchandise, increased buying of fresh merchandise from customers and lower levels of aged inventory, all of which limited the need for normal discounting. Full-year retail sales margins increased to 42% for 2020 compared to 38% in the prior year.
•Inventory levels at the end of the fourth quarter increased 13% compared to the previous sequential quarter, when normal trends see a sequential decline in inventory levels. The sequential increase was due primarily to rebounding pawn activity and the continued focus on buying merchandise from customers. While average fourth quarter inventory levels were down 30% compared to the prior year, retail sales in the fourth quarter were down only 17% in total and 18% on same-store basis compared to the prior-year quarter.
•Full-year total retail sales were essentially flat with the prior year, reflecting the durability of the pawn business despite the pandemic and competition from online retailers. The sales results generated inventory turnover rates of 3.2 times for 2020 compared to 2.8 times in 2019. Aged inventories were only 2% of total inventories at December 31, which improved compared to 3% a year ago.
•Wholesale scrap jewelry margins improved to 11% in the fourth quarter and 13% for the full year compared to 9% and 8% in the respective prior-year periods, as the Company benefited from increased gold prices. Net revenue from non-core scrap jewelry sales decreased 33% for the quarter and 1% year-to-date compared to the respective prior-year periods, primarily as a result of lower inventory levels.
•Store operating expenses decreased 9% in total and on a same-store basis compared to the prior-year quarter, reflecting the continued expense optimization efforts from reduced staffing levels through normal attrition, reduced store hours and other store-level cost saving initiatives. For the full year, store operating expenses decreased 4% in total and 3% on a same-store basis compared to the prior year.
•Segment pre-tax operating margin was 21% for the fourth quarter of 2020, a significant sequential improvement versus the 16% segment pre-tax operating margin for the previous sequential quarter and down only slightly compared to the 22% segment pre-tax operating margin for the prior-year quarter.

Note: Certain growth rates in “Latin America Pawn Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the fourth quarter of 2020 was 20.6 pesos / dollar, an unfavorable change of 7% versus the prior-year period, and for the twelve month period ended December 31, 2020 was 21.5 pesos / dollar, an unfavorable change of 11% versus the comparable prior-year period.

Latin America Pawn Operations
•Almost all of the Company’s stores in Latin America are currently open and operating. During the fourth quarter, operations were nominally impacted by restricted operating days/hours in certain markets and other short-term closings due primarily to COVID-19 safety protocols.
•Pawn loan origination volumes in Latin America continued to improve during the fourth quarter as same-store origination volumes in Mexico were down 13% for the quarter and 9% in December, which represented a continued recovery from the second and third quarter results. Resulting pawn loans outstanding at December 31 were down 13% on a U.S. dollar translated basis and 8% on a constant currency basis compared to the prior year, while same-store pawn loans at year end decreased 15% on a U.S. dollar translated basis and 10% on a constant currency basis.

•Pawn fees in the fourth quarter decreased 17% in total, or 12% on a constant currency basis, as compared to the prior-year quarter, but were improved compared to the third quarter. On a same-store basis, pawn fees decreased 19% on a U.S. dollar basis and were down 14% on a constant currency basis. For the full year, pawn fees decreased 21% and 12% compared to the prior year on a U.S. dollar and constant currency basis, respectively.
•Retail sales in the fourth quarter were impacted by a combination of lower beginning inventory levels, less government stimulus than in the U.S. markets and increased jewelry scrapping given the impact of the pandemic. Resulting retail sales for the fourth quarter decreased 30%, or 26% on a constant currency basis, compared to the prior-year quarter. Same-store retail sales decreased 32% on a U.S. dollar basis and 28% on a constant currency basis. For the full year, retail sales decreased 22% and 13% on a U.S. dollar and constant currency basis, respectively, compared to the prior year.
•Partially offsetting lower total retail sales, retail margins continued to strengthen and were 38% in the fourth quarter compared to 32% in the fourth quarter of 2019. For the full year, retail margins were 37% compared to 34% in the prior year. As in the U.S., the improved margins reflect fresher inventories and continued demand for popular value priced consumer electronics. As a result, gross profit from retail sales declined only 18% on a U.S. dollar basis and were down 13% on a constant currency basis in the fourth quarter. For the full year, gross profit from retail sales decreased 16% and 7% on a U.S. dollar and constant currency basis, respectively.
•Further reflecting the improved retail efficiency, inventories turned a record 4.3 times in 2020 compared to 3.8 turns in 2019, while inventories aged greater than one year as of December 31, 2020 remained extremely low at 2%.
•Net revenue from scrap jewelry sales was $2 million for the quarter compared to $1 million in the prior-year period as a result of increased margins and higher volumes from additional scraping activity, primarily in markets that were temporarily closed for retail activity due to COVID-19 restrictions.
•Store operating expenses decreased 12%, or 6% on a constant currency basis, while same-store operating expenses decreased 16%, or 10% on a constant currency basis, compared to the prior-year quarter. For the full year, store operating expenses decreased 10% and less than 1% compared to the prior year on a U.S. dollar and constant currency basis, respectively. Dollar-denominated and constant currency same-store operating expenses decreased 15% and 6%, respectively, compared to the prior year. The reduction in operating expenses reflects the continued expense optimization efforts from reduced staffing levels through normal attrition, reduced store hours and other store level cost saving initiatives.
•Driven by improvements in gross margins and expense savings, segment pre-tax operating margin was 21% for the fourth quarter of 2020 (20% on a constant currency basis), which was a sequential improvement over the 19% segment pre-tax operating margin for the previous sequential quarter and was equal to the prior-year segment margin despite the revenue contraction experienced in 2020.

Liquidity and Shareholder Returns
•The Company’s strong liquidity position includes cash balances at year end of $66 million and anticipated availability under bank lines of credit of approximately $200 million during the first quarter of 2021.
•The Company generated $222 million in cash flow from operations and $293 million in adjusted free cash flow during 2020 compared to $232 million of cash flow from operations and $223 million of adjusted free cash flow during 2019.
•The Company utilized its cash flow and liquidity to invest $127 million in acquisitions, capital expenditures, primarily for new stores, and purchases of store real estate during 2020, which included $69 million of such investments in the fourth quarter alone.
•The Board of Directors declared a $0.27 per share first quarter cash dividend on common shares outstanding, which will be paid on February 26, 2021 to stockholders of record as of February 12, 2021.

This represents an annualized cash dividend of $1.08 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•During the fourth quarter, the Company repurchased 446,000 shares at an aggregate cost of $27 million. For the full year, the Company repurchased 1,427,000 shares at an aggregate cost of $107 million.
•On January 27, 2021, the Board of Directors approved a new share repurchase authorization of up to $100 million of common shares. The Company had $22 million remaining under its previous share repurchase authorization, bringing the total amount of currently authorized share repurchases to $122 million. Future share repurchases are subject to expected liquidity, acquisition opportunities, debt covenant restrictions and other relevant factors.

2021 Outlook
Given continued uncertainties related to COVID-19, including the timeline for full reopening of the economies in the markets the Company serves and the related impacts from governmental responses, the Company is not currently providing earnings guidance. The following factors are expected to impact operating trends in 2021:
•Impact of COVID-19: The extent to which COVID-19 continues to impact the Company’s operations will depend on future developments, which are uncertain and cannot be predicted with confidence, including the ongoing duration and severity of the outbreak and governmental responses including operating restrictions and economic stimulus programs. Additionally, the Company also continues to experience COVID-19 related operating restrictions in certain Latin American markets.
◦U.S. pawn loan demand dampened slightly in the first two weeks of January 2021, which the Company attributes to additional federal stimulus payments in late December and early January ($600 for most eligible people), which created additional short-term liquidity for many U.S. customers. While same-store origination volumes were down year-over-year by approximately 25% to 30% during the first two weeks of January, originations in the second half of the month have quickly rebounded to levels closer to what the Company experienced during the fourth quarter of 2020. Resulting same-store pawn loans, which were down 19% at year end, are down 24% as of January 27th compared to the prior year.
◦While the most recent round of U.S. stimulus payments appear to be significantly less impactful compared to the initial stimulus payments in 2020, the normalization of loan demand will likely be tempered in the short term. Other variables which could affect the pace of recovery include the timing and size of first quarter income tax refunds and the scope and duration of additional stimulus programs currently under legislative consideration.
◦In Latin America, pawn loan demand remains steady with same-store originations and balances thus far in January similar to December results. While there continue to be operating restrictions, such as reduced hours and weekend closures in several markets, there still appear to be no significant consumer stimulus payment programs under consideration in these countries.
◦While inventory levels in both the U.S. and Latin America have generally stabilized, they remain below historical levels, which is expected to negatively impact 2021 retail sales compared to the prior year, especially in the first half of 2021. Partially offsetting lower sales volumes, retail margin trends for January remain consistent with the record margins experienced in the fourth quarter of 2020.
•Currency volatility: Global economic uncertainty due to the COVID-19 pandemic has increased the volatility of certain currencies, including the Mexican peso, in relation to the U.S. dollar. The peso traded in a range of approximately 18.5 - 25.0 to 1 during 2020 with an average exchange rate of 21.5 to 1. For 2021, the Company estimates that each full Mexican peso change in the exchange rate to the U.S. dollar represents approximately $0.08 to $0.10 per share of annualized earnings impact to the Company.
•Income tax rate: For the full year of 2021, the effective income tax rate, under current codes in the U.S. and Mexico, is expected to range from 27% to 28% compared to 25.8% in 2020.

•New store openings, consolidations and repositioning: Despite the challenges presented by COVID-19, including significant construction, utility and permitting delays, the Company has a solid pipeline of additional stores leased, under construction or completed and awaiting permits. While there continue to be COVID-19 related operating challenges in many expansion markets, the Company expects 50 to 60 new store openings in 2021. In addition, the Company believes there are significant opportunities for accretive consolidations, expansions and/or relocations of acquired small format stores in Mexico, for which it expects to complete repositioning 20 to 30 of such units.

Additional Commentary and Analysis

Mr. Wessel further commented on the 2020 results, “We learned many things managing the business through the challenges of the COVID-19 pandemic. The Company focused first on employee and customer safety and also made it a priority to retain our skilled workforce necessary to support the business as it recovers. We also learned to operate the business more efficiently in many ways, such as operating with reduced, but faster turning inventories which generated higher gross retail margins. Additionally, we focused on optimizing both store and corporate operating costs. Although some of these costs, such as employee staffing, will grow in 2021 versus last year as the business normalizes, we believe that we will continue to realize savings and maintain higher long-term profit margins as a result of these initiatives.

“As we enter 2021, pawn demand in Latin America, and Mexico in particular, continues to strengthen with new loan originations approaching prior-year levels. While U.S. pawn demand has dampened slightly in early January, due primarily to government stimulus payments, we continue to believe that the overall impact of COVID-19 and government stimulus payments will be less impactful to the business than what we experienced in 2020.

“Our store growth was especially impressive during 2020, given its many challenges. Safely opening 75 new stores in three countries in the midst of a pandemic was a remarkable achievement and was due to the incredible efforts of our best in class store development and operations teams. In addition, we successfully executed on several acquisitions in 2020, which added 40 stores in Mexico and another 22 stores in the U.S. Given the impact of the pandemic and the fourth quarter timing of the U.S. additions, these acquisitions were nominally accretive to our 2020 results, but are expected to provide a more meaningful boost in revenue and earnings in 2021 and beyond.

“FirstCash’s total store base now stands at approximately 2,750 locations and we see a pipeline for continued growth through further acquisitions and de novo openings in 2021. There is also opportunity to optimize and operate our store base more efficiently through selective store consolidations, primarily in Mexico, where we have acquired a significant number of locations over the past several years. We believe that there is the potential for 20 to 30 store consolidations and/or relocations in 2021 where we can increase retail visibility with more attractive locations while also reducing costs and enhancing profitability. We also believe there are opportunities to negotiate better long-term store leases in the current retail environment, and we continue to acquire store real estate when it makes sense strategically and is financially accretive. As of year end, we owned approximately 200 of our locations, primarily in our key U.S. markets.

“Despite the impacts of the pandemic, the Company’s balance sheet and cash flows remain strong. In August, we refinanced our senior notes at a significantly lower interest rate while extending the maturity to the year 2028. Even with the store openings, acquisitions and share repurchases during 2020, we reduced year-end net debt outstanding by $31 million compared to a year ago. We believe FirstCash’s balance sheet and cash flows can support the expected further recovery in pawn loans and inventories and fund continued store growth, while also maintaining our dividend and continuing our stock repurchase program.

“In summary, we are very proud of our accomplishments in 2020 and believe that we are well positioned for improved performance in 2021,” concluded Rick Wessel, chief executive officer.

About FirstCash

FirstCash is the leading international operator of pawn stores with approximately 2,750 retail pawn locations and 17,000 employees in 24 U.S. states, the District of Columbia and four countries in Latin America including Mexico, Guatemala, El Salvador and Colombia. FirstCash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s website located at http://www.firstcash.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments (1) related to the COVID-19 pandemic, which include risks and uncertainties related to the current unknown duration and severity of the COVID-19 pandemic, including any variants of the COVID-19 virus, the timing, availability and efficacy of the COVID-19 vaccines in the jurisdictions in which the Company operates, the impact of governmental responses that have been, and may in the future be, imposed in response to the pandemic, including stimulus programs which could adversely impact lending demand and regulations which could adversely affect the Company’s ability to continue to fully operate, potential changes in consumer behavior and shopping patterns which could impact demand for both the Company’s pawn loan and retail products, the deterioration in the economic conditions in the United States and Latin America which potentially could have an impact on discretionary consumer spending, and currency fluctuations, primarily involving the Mexican peso and (2) those risks and other factors discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and in the other reports filed subsequently by the Company with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Retail merchandise sales	$256,507	$331,208	$1,075,518	$1,175,561
Pawn loan fees	113,842	143,830	457,517	564,824
Wholesale scrap jewelry sales	21,796	21,524	96,233	103,876
Consumer loan and credit services fees	13	1,800	2,016	20,178
Total revenue	392,158	498,362	1,631,284	1,864,439

Cost of revenue:
Cost of retail merchandise sold	147,651	211,643	641,087	745,861
Cost of wholesale scrap jewelry sold	18,524	19,125	79,546	96,072
Consumer loan and credit services loss provision	(8)	330	(488)	4,159
Total cost of revenue	166,167	231,098	720,145	846,092

Net revenue	225,991	267,264	911,139	1,018,347

Expenses and other income:
Store operating expenses	135,546	150,521	562,158	595,539
Administrative expenses	25,289	27,908	110,931	122,334
Depreciation and amortization	10,681	10,846	42,105	41,904
Interest expense	7,391	8,195	29,344	34,035
Interest income	(331)	(267)	(1,540)	(1,055)
Merger and acquisition expenses	1,107	256	1,316	1,766
(Gain) loss on foreign exchange	(755)	(1,713)	884	(787)
Loss on extinguishment of debt	—	—	11,737	—
Write-offs and impairments of certain lease intangibles and other assets	3,956	—	10,505	—
Total expenses and other income	182,884	195,746	767,440	793,736

Income before income taxes	43,107	71,518	143,699	224,611

Provision for income taxes	10,381	17,364	37,120	59,993

Net income	$32,726	$54,154	$106,579	$164,618

Earnings per share:
Basic	$0.79	$1.27	$2.57	$3.83
Diluted	0.79	1.27	2.56	3.81

Weighted-average shares outstanding:
Basic	41,218	42,534	41,502	43,020
Diluted	41,331	42,760	41,600	43,208

Dividends declared per common share	$0.27	$0.27	$1.08	$1.02

FIRSTCASH, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$65,850	$46,527
Fees and service charges receivable	41,110	46,686
Pawn loans	308,231	369,527
Consumer loans, net	—	751
Inventories	190,352	265,256
Income taxes receivable	9,634	875
Prepaid expenses and other current assets	9,388	11,367
Total current assets	624,565	740,989

Property and equipment, net	373,667	336,167
Operating lease right of use asset	298,957	304,549
Goodwill	977,381	948,643
Intangible assets, net	83,651	85,875
Other assets	9,818	11,506
Deferred tax assets	4,158	11,711
Total assets	$2,372,197	$2,439,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$81,917	$72,398
Customer deposits	34,719	39,736
Income taxes payable	1,148	4,302
Lease liability, current	88,622	86,466
Total current liabilities	206,406	202,902

Revolving unsecured credit facilities	123,000	335,000
Senior unsecured notes	492,916	296,568
Deferred tax liabilities	71,173	61,431
Lease liability, non-current	194,887	193,504
Total liabilities	1,088,382	1,089,405

Stockholders’ equity:
Common stock	493	493
Additional paid-in capital	1,221,788	1,231,528
Retained earnings	789,303	727,476
Accumulated other comprehensive loss	(118,432)	(96,969)
Common stock held in treasury, at cost	(609,337)	(512,493)
Total stockholders’ equity	1,283,815	1,350,035
Total liabilities and stockholders’ equity	$2,372,197	$2,439,440

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. operations
•Latin America operations - includes operations in Mexico, Guatemala, El Salvador and Colombia

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, inventories and unsecured consumer loans, net, as well as other earning asset metrics of the U.S. operations segment as of December 31, 2020 as compared to December 31, 2019 (dollars in thousands, except as otherwise noted):

	As of December 31,		Increase /
	2020	2019	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$220,391	$268,793	(18)%
Inventories	136,109	181,320	(25)%
Consumer loans, net (1)	—	751	(100)%
	$356,500	$450,864	(21)%

Average outstanding pawn loan amount (in ones)	$198	$177	12%

Composition of pawn collateral:
General merchandise	33%	34%
Jewelry	67%	66%
	100%	100%

Composition of inventories:
General merchandise	46%	47%
Jewelry	54%	53%
	100%	100%

Percentage of inventory aged greater than one year	2%	3%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	3.2 times	2.8 times

(1)Effective June 30, 2020, the Company ceased offering unsecured consumer lending and credit services products, which include all payday and installment loans, in the U.S.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. operations segment for the three months ended December 31, 2020 as compared to the three months ended December 31, 2019 (dollars in thousands):

	Three Months Ended
	December 31,		Increase /
	2020	2019	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$163,753	$198,302	(17)%
Pawn loan fees	74,500	96,268	(23)%
Wholesale scrap jewelry sales	7,678	14,871	(48)%
Consumer loan and credit services fees (1)	13	1,800	(99)%
Total revenue	245,944	311,241	(21)%

Cost of revenue:
Cost of retail merchandise sold	90,075	121,777	(26)%
Cost of wholesale scrap jewelry sold	6,830	13,601	(50)%
Consumer loan and credit services loss provision (1)	(8)	330	(102)%
Total cost of revenue	96,897	135,708	(29)%

Net revenue	149,047	175,533	(15)%

Segment expenses:
Store operating expenses	92,941	102,300	(9)%
Depreciation and amortization	5,391	5,333	1%
Total segment expenses	98,332	107,633	(9)%

Segment pre-tax operating income	$50,715	$67,900	(25)%

Operating metrics:
Retail merchandise sales margin	45%	39%
Wholesale scrap jewelry sales margin	11%	9%
Net revenue margin	61%	56%
Segment pre-tax operating margin	21%	22%

(1)Effective June 30, 2020, the Company ceased offering unsecured consumer lending and credit services products, which include all payday and installment loans, in the U.S.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. operations segment for the twelve months ended December 31, 2020 as compared to the twelve months ended December 31, 2019 (dollars in thousands):

	Twelve Months Ended
	December 31,		Increase /
	2020	2019	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$720,281	$722,127	—%
Pawn loan fees	310,437	379,395	(18)%
Wholesale scrap jewelry sales	45,405	71,813	(37)%
Consumer loan and credit services fees (1)	2,016	20,178	(90)%
Total revenue	1,078,139	1,193,513	(10)%

Cost of revenue:
Cost of retail merchandise sold	415,938	447,911	(7)%
Cost of wholesale scrap jewelry sold	39,584	65,941	(40)%
Consumer loan and credit services loss provision (1)	(488)	4,159	(112)%
Total cost of revenue	455,034	518,011	(12)%

Net revenue	623,105	675,502	(8)%

Segment expenses:
Store operating expenses	396,627	412,508	(4)%
Depreciation and amortization	21,743	20,860	4%
Total segment expenses	418,370	433,368	(3)%

Segment pre-tax operating income	$204,735	$242,134	(15)%

Operating metrics:
Retail merchandise sales margin	42%	38%
Wholesale scrap jewelry sales margin	13%	8%
Net revenue margin	58%	57%
Segment pre-tax operating margin	19%	20%

(1)Effective June 30, 2020, the Company ceased offering unsecured consumer lending and credit services products, which include all payday and installment loans, in the U.S.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Operations Segment Results

The Company’s management reviews and analyzes operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The wholesale scrap jewelry sales in Latin America are priced and settled in U.S. dollars and are not affected by foreign currency translation, as are a small percentage of the operating and administrative expenses in Latin America, which are billed and paid in U.S. dollars. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	December 31,		Favorable /
	2020	2019	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.9	18.8	(6)%
Three months ended	20.6	19.3	(7)%
Twelve months ended	21.5	19.3	(11)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.8	7.7	(1)%
Three months ended	7.8	7.7	(1)%
Twelve months ended	7.7	7.7	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,433	3,277	(5)%
Three months ended	3,662	3,404	(8)%
Twelve months ended	3,693	3,280	(13)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the Latin America operations segment as of December 31, 2020 as compared to December 31, 2019 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				December 31,	Increase /
	As of December 31,		Increase /	2020	(Decrease)
	2020	2019	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$87,840	$100,734	(13)%	$92,802	(8)%
Inventories	54,243	83,936	(35)%	57,289	(32)%
	$142,083	$184,670	(23)%	$150,091	(19)%

Average outstanding pawn loan amount (in ones)	$78	$71	10%	$82	15%

Composition of pawn collateral:
General merchandise	64%	67%
Jewelry	36%	33%
	100%	100%

Composition of inventories:
General merchandise	56%	66%
Jewelry	44%	34%
	100%	100%

Percentage of inventory aged greater than one year	2%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.3 times	3.8 times

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America operations segment for the three months ended December 31, 2020 as compared to the three months ended December 31, 2019 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			December 31,	Increase /
	December 31,		Increase /	2020	(Decrease)
	2020	2019	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$92,754	$132,906	(30)%	$98,976	(26)%
Pawn loan fees	39,342	47,562	(17)%	41,993	(12)%
Wholesale scrap jewelry sales	14,118	6,653	112%	14,118	112%
Total revenue	146,214	187,121	(22)%	155,087	(17)%

Cost of revenue:
Cost of retail merchandise sold	57,576	89,866	(36)%	61,433	(32)%
Cost of wholesale scrap jewelry sold	11,694	5,524	112%	12,465	126%
Total cost of revenue	69,270	95,390	(27)%	73,898	(23)%

Net revenue	76,944	91,731	(16)%	81,189	(11)%

Segment expenses:
Store operating expenses	42,605	48,221	(12)%	45,263	(6)%
Depreciation and amortization	4,248	3,947	8%	4,510	14%
Total segment expenses	46,853	52,168	(10)%	49,773	(5)%

Segment pre-tax operating income	$30,091	$39,563	(24)%	$31,416	(21)%

Operating metrics:
Retail merchandise sales margin	38%	32%		38%
Wholesale scrap jewelry sales margin	17%	17%		12%
Net revenue margin	53%	49%		52%
Segment pre-tax operating margin	21%	21%		20%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America operations segment for the twelve months ended December 31, 2020 as compared to the twelve months ended December 31, 2019 (dollars in thousands):

				Constant Currency Basis
				Twelve Months
				Ended
	Twelve Months Ended			December 31,	Increase /
	December 31,		Increase /	2020	(Decrease)
	2020	2019	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$355,237	$453,434	(22)%	$394,691	(13)%
Pawn loan fees	147,080	185,429	(21)%	163,459	(12)%
Wholesale scrap jewelry sales	50,828	32,063	59%	50,828	59%
Total revenue	553,145	670,926	(18)%	608,978	(9)%

Cost of revenue:
Cost of retail merchandise sold	225,149	297,950	(24)%	250,095	(16)%
Cost of wholesale scrap jewelry sold	39,962	30,131	33%	44,433	47%
Total cost of revenue	265,111	328,081	(19)%	294,528	(10)%

Net revenue	288,034	342,845	(16)%	314,450	(8)%

Segment expenses:
Store operating expenses	165,531	183,031	(10)%	182,532	—%
Depreciation and amortization	15,816	14,626	8%	17,411	19%
Total segment expenses	181,347	197,657	(8)%	199,943	1%

Segment pre-tax operating income	$106,687	$145,188	(27)%	$114,507	(21)%

Operating metrics:
Retail merchandise sales margin	37%	34%		37%
Wholesale scrap jewelry sales margin	21%	6%		13%
Net revenue margin	52%	51%		52%
Segment pre-tax operating margin	19%	22%		19%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. operations segment and Latin America operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Consolidated Results of Operations
Segment pre-tax operating income:
U.S. operations	$50,715	$67,900	$204,735	$242,134
Latin America operations	30,091	39,563	106,687	145,188
Consolidated segment pre-tax operating income	80,806	107,463	311,422	387,322

Corporate expenses and other income:
Administrative expenses	25,289	27,908	110,931	122,334
Depreciation and amortization	1,042	1,566	4,546	6,418
Interest expense	7,391	8,195	29,344	34,035
Interest income	(331)	(267)	(1,540)	(1,055)
Merger and acquisition expenses	1,107	256	1,316	1,766
(Gain) loss on foreign exchange	(755)	(1,713)	884	(787)
Loss on extinguishment of debt	—	—	11,737	—
Write-offs and impairments of certain lease intangibles and other assets	3,956	—	10,505	—
Total corporate expenses and other income	37,699	35,945	167,723	162,711

Income before income taxes	43,107	71,518	143,699	224,611

Provision for income taxes	10,381	17,364	37,120	59,993

Net income	$32,726	$54,154	$106,579	$164,618

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following tables detail store count activity:

	Three Months Ended December 31, 2020
	U.S.	Latin America
	Operations Segment	Operations Segment	Total Locations
Total locations, beginning of period	1,030	1,720	2,750
New locations opened	—	11	11
Locations acquired	22	—	22
Consolidation of existing pawn locations (1)	(6)	(29)	(35)
Total locations, end of period	1,046	1,702	2,748

	Twelve Months Ended December 31, 2020
	U.S.	Latin America
	Operations Segment	Operations Segment	Total Locations
Total locations, beginning of period	1,056	1,623	2,679
New locations opened	—	75	75
Locations acquired	22	40	62
Closure of consumer loan stores (2)	(13)	—	(13)
Consolidation of existing pawn locations (1)	(19)	(36)	(55)
Total locations, end of period	1,046	1,702	2,748

(1)Store consolidations were primarily acquired locations over the past four years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.
(2)Effective June 30, 2020, the Company ceased offering unsecured consumer lending and credit services products, which include all payday and installment loans, in the U.S.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods due to the adoption of ASC 842 on January 1, 2019.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above or below market lease liabilities of Cash America which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written-off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance of its continuing operations. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020		2019		2020		2019
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$32,726	$0.79	$54,154	$1.27	$106,579	$2.56	$164,618	$3.81
Adjustments, net of tax:
Merger and acquisition expenses	839	0.02	179	—	991	0.02	1,276	0.03
Non-cash foreign currency (gain) loss related to lease liability	(1,579)	(0.04)	(619)	(0.01)	874	0.02	(653)	(0.01)
Loss on extinguishment of debt	—	—	—	—	9,037	0.22	—	—
Non-cash write-off of certain Cash America merger related lease intangibles	1,853	0.05	—	—	5,432	0.13	—	—
Non-cash impairment of certain other assets (1)	—	—	—	—	1,463	0.04	—	—
Accrual of pre-merger Cash America income tax liability	693	0.02	—	—	693	0.02	—	—
Consumer lending wind-down costs and asset impairments	—	—	122	—	84	—	2,659	0.06
Adjusted net income and diluted earnings per share	$34,532	$0.84	$53,836	$1.26	$125,153	$3.01	$167,900	$3.89

(1)Impairment related to a non-operating asset in which the Company determined that an other than temporary impairment existed as of March 31, 2020.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended December 31,
	2020			2019
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$1,107	$268	$839	$256	$77	$179
Non-cash foreign currency gain related to lease liability	(2,256)	(677)	(1,579)	(884)	(265)	(619)
Non-cash write-off of certain Cash America merger related lease intangibles	2,406	553	1,853	—	—	—
Accrual of pre-merger Cash America income tax liability	—	(693)	693	—	—	—
Consumer lending wind-down costs and asset impairments	—	—	—	159	37	122
Total adjustments	$1,257	$(549)	$1,806	$(469)	$(151)	$(318)

	Twelve Months Ended December 31,
	2020			2019
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$1,316	$325	$991	$1,766	$490	$1,276
Non-cash foreign currency loss (gain) related to lease liability	1,249	375	874	(933)	(280)	(653)
Loss on extinguishment of debt	11,737	2,700	9,037	—	—	—
Non-cash write-off of certain Cash America merger related lease intangibles	7,055	1,623	5,432	—	—	—
Non-cash impairment of certain other assets	1,900	437	1,463	—	—	—
Accrual of pre-merger Cash America income tax liability	—	(693)	693	—	—	—
Consumer lending wind-down costs and asset impairments	109	25	84	3,454	795	2,659
Total adjustments	$23,366	$4,792	$18,574	$4,287	$1,005	$3,282

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020		2019
Net income	$32,726	$54,154	$106,579		$164,618
Income taxes	10,381	17,364	37,120		59,993
Depreciation and amortization	10,681	10,846	42,105		41,904
Interest expense	7,391	8,195	29,344		34,035
Interest income	(331)	(267)	(1,540)		(1,055)
EBITDA	60,848	90,292	213,608		299,495
Adjustments:
Merger and acquisition expenses	1,107	256	1,316		1,766
Non-cash foreign currency (gain) loss related to lease liability	(2,256)	(884)	1,249		(933)
Loss on extinguishment of debt	—	—	11,737		—
Non-cash write-off of certain Cash America merger related lease intangibles	2,406	—	7,055		—
Non-cash impairment of certain other assets	—	—	1,900		—
Consumer lending wind-down costs and asset impairments	—	159	109		3,454
Adjusted EBITDA	$62,105	$89,823	$236,974		$303,782

Net debt ratio calculation:
Total debt (outstanding principal)			$623,000		$635,000
Less: cash and cash equivalents			(65,850)		(46,527)
Net debt			$557,150		$588,473
Adjusted EBITDA			$236,974		$303,782
Net debt ratio (net debt divided by adjusted EBITDA)			2.4	:1	1.9	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

	Twelve Months Ended
	December 31,
	2020	2019
Cash flow from operating activities	$222,264	$231,596
Cash flow from investing activities:
Loan receivables, net (1)	107,008	34,406
Purchases of furniture, fixtures, equipment and improvements	(37,543)	(44,311)
Free cash flow	291,729	221,691
Merger and acquisition expenses paid, net of tax benefit	991	1,276
Adjusted free cash flow	$292,720	$222,967

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:    (817) 886-6998
Email:    gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:    investorrelations@firstcash.com
Website:    investors.firstcash.com